Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated August 29, 2017, relating to the consolidated financial statements and consolidated financial statement schedule of Lumentum Holdings Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Amendment No. 1 on Form 10-K/A of Lumentum Holdings Inc. for the year ended July 1, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

May 16, 2018